As filed with the Securities and Exchange Commission April 8, 2015

                                                                                                          Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

        Form S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAYLOR DEVICES, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16‑0797789 (I.R.S. Employer Identification No.)

90 Taylor Drive, North Tonawanda, New York 14120‑0748
(Address of registrant's principal executive offices)

2015 TAYLOR DEVICES, INC. STOCK OPTION PLAN
(Full title of the plan)

 SANDRA S. O'LOUGHLIN, ESQ.
 Barclay Damon, LLP
200 Delaware Avenue
Suite 1200
 Buffalo, New York 14202
 Telephone (716) 856‑5400
 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer   [   ]                                                                                                                                 Accelerated filer [   ]
Non-accelerated filer     [   ] (Do not check if a smaller reporting company)                                                           Smaller reporting company [ X ]

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $.025 par value	160,000 Shares	14.623	$2,339,680.00	$235.61

(1) The Registration Statement also covers an indeterminate number of additional options and shares that may be offered and issued pursuant to the antidilution provisions of the Plan.
(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.  The price per share is estimated to be $14.623 based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system as of April 4, 2016 for the NASDAQ Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information. *

 Item 2.        Registrant Information and Employee Plan Annual Information. *

 *Information required by Part I to be included in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the "Note" to Part I of Form S-8.

PART II

  INFORMATION REQUIRED IN REGISTRATION STATEMENT
(INFORMATION NOT REQUIRED IN THE PROSPECTUS)

Item 3.        Incorporation of Documents by Reference

                  The following documents are hereby incorporated by reference in this Registration Statement:

                  (a)              The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

                  (b)              All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

                  All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, (other than Current Reports furnished under Item 2.02 or item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), after the date hereof and prior to the filing with the Commission of a post‑effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents.

Item 4.        Description of securities

                    Pursuant to the terms of the Plan, the Committee is authorized to issue, upon exercise of the Options granted, Common Stock either from authorized but unissued Common Stock, or from Common Stock reacquired by the Company.  The aggregate number of Common Stock which may be distributed under the Plan shall not exceed 160,000, subject to proportional adjustment in the event of changes in capitalization of the Company.

                    The Certificate of Incorporation authorizes the Company to issue up to 8,000,000 shares of Common Stock, of which, as of the date of this Prospectus, 3,397,613 shares of Common Stock are issued and outstanding; 540,541 shares of Common Stock are held in the Company's Treasury; 27,750 shares of Common Stock are reserved for issuance under the 2012 Taylor Devices, Inc. Stock Option Plan; 226,552 shares of Common Stock are reserved for issuance under the 2004 Taylor Devices, Inc. Employee Stock Purchase Plan; and 160,000 shares of Common Stock are reserved for issuance under the Plan which is the subject of this Registration Statement.

                     The Certificate of Incorporation of the Company authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, $.05 par value, with such rights and privileges, including voting rights, as it may deem appropriate.  Five thousand (5,000) preferred shares have been designated by the Board of Directors as "Series 2008 Junior Participating Preferred Stock" ("Series 2008 Stock") in connection with the issuance by the Company of certain shareholder rights ("Rights"), as more particularly described in the Rights Agreement between the Company and Regan & Associates, Inc., as Rights Agent, dated as of October 5, 2008, attached as Exhibit 4 to the Company's Registration Statement on Form 8-A filed with the Commission on or about October 3, 2008 ("Rights Agreement"). The Certificate of Amendment to the Company's Certificate of Incorporation designating the Series 2008 Stock was filed by the New York Secretary of State on September 16, 2008 (the "Amendment").

                      On September 15, 2008, the Board of Directors of Taylor Devices, Inc. (the "Company") declared (i) a dividend of one Right for each outstanding share of the Company's Common Stock, par value $.025 per share (the "Common Stock"), to shareholders of record at the close of business on October 3, 2008 (the "Record Date").  Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-thousandths (1/2000) of a share of Series 2008 Junior Participating Preferred Stock, par value $.05 per share (the "Series 2008 Preferred Stock"), at a Purchase Price of $5.00 per unit of one two-thousandths of a share, subject to adjustment.  The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Regan & Associates, Inc., as Rights Agent.  Computershare Investor Services, with offices located at 250 Royall Street, Canton MA 02021, serves as the Company's transfer agent (the "Transfer Agent").

                     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. A Distribution Date will occur and the Rights will separate from the Common Stock upon the earliest of (i) 10 days following a public announcement that a Person or group of affiliated or associated Persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Common Stock then outstanding (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a Person or group beneficially owning 10% or more of such outstanding shares of Common Stock (unless such tender offer or exchange offer is an offer for all outstanding shares of Common Stock which a majority of the unaffiliated Directors who are not officers of the Company determine to be fair to and otherwise in the best interests of the Company and its shareholders) or (iii) the date the Board of Directors declares a person to be an "Adverse Person", upon a determination by the Board that such Person, together with his affiliates or associates, is or has become the beneficial owner of 10% or more of the shares of Common Stock outstanding, and upon a determination by at least a majority of the Continuing Directors (as defined below) who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such Directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such Continuing Directors determine that the best long-term interests of the Company and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time, or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of the Company's ability to maintain its competitive position or impairment of the Company's business reputation or ability to deal with governmental agencies) on the business or prospects of the Company.

                     The power of the Board of Directors to issue preferred shares, such as Series 2008 Stock, may enable the Board of Directors to prevent a change in control despite a shift in ownership of the Common Stock.  In addition, the Board of Directors' power to issue additional Common Stock may delay or deter a change in control by increasing the number of Common Stock needed to gain control.

1 Under the Rights Agreement, for purposes of calculating percentages of Common Stock outstanding, shares of Common Stock outstanding shall include all shares of Common Stock deemed to be beneficially owned by a person and its affiliates and associates, even if not actually then outstanding.

                    In addition, under New York law, the Company cannot enter into certain business combinations involving persons beneficially owning 20% or more of the shares of Common Stock, unless the Board of Directors has approved the business combination or the stock acquisition by which the person's interest reached 20% ("Stock Acquisition") prior to the date of the Stock Acquisition.  This restriction applies for 5 years after the date of the Stock Acquisition, and thereafter, the Company may enter into a business combination with the interested person (1) if the combination is approved by vote of the holders of a majority of the Common Stock beneficially owned by disinterested shareholders or (2) as part of the business combination if the disinterested shareholders receive a price for their Common Stock equal to or greater than the price determined in accordance with a statutory formula intended to assure that the shareholder will receive an equitable price in the business combination.  New York law also prevents the Company from purchasing more than 10% of the shares of Common Stock for more than their market value unless the purchase is approved by the Board of Directors and by a majority vote of all outstanding Common Stock, unless the offer to purchase is extended to all shareholders, or unless the offer is for Common Stock the holder has held for more than 2 years.

                     The Common Stock is listed on the NASDAQ Capital Market.

Item 5.          Interests of Named Experts and Counsel.

                     Not applicable.

Item 6.           Indemnification of Directors and Officers

                    The Certificate of Incorporation of the Company eliminates or limits the personal liability of the members of the Company's Board of Directors to the fullest extent permitted under the New York Business Corporation Law (the "BCL"), providing that directors will not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by law.  The BCL requires that a director be liable if a judgment or other final disposition adverse to the director establishes that (1) such director's acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law; or (2) such director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (3) the acts of such director violated Section 719 of the BCL.  Section 719 provides that, unless a director performs the duties of a director in good faith and with a degree of care which an ordinary prudent person in a like position would use under similar circumstances, the director may be liable for voting or concurring in the following corporate actions; (a) the declaration of an illegal dividend; (b) a corporation's repurchase of its own stock when the repurchase is not authorized by New York law; (c) the distribution of assets to shareholders after dissolution of the corporation without adequately providing for known liabilities of the corporation; and (d) a loan by a corporation to any director unless the loan is authorized by a vote of shareholders.

                     The Company's by‑laws require the Company to indemnify any person (including any director, officer or employee) to the full extent permitted by law, who is made, or threatened to be made, a party to any action or proceeding, whether criminal or civil, by reason of the fact that such person is or was a director or officer of the Company or serves or served any other corporation in any capacity at the request of the Company.

                     The Company has entered into indemnity agreements with its directors and certain executive officers.  These agreements provide broad indemnification, within the limits permitted by law, and provide that funds will be advanced to the indemnities to cover expenses and losses, subject to reimbursement if it is later determined that indemnification is not permitted.  In addition, the Company annually purchases directors and officers liability insurance.

Item 7.          Exemption from Registration Claimed.

                     Not applicable.

Item 8.   Exhibits

Exhibit Number	Description
4.1	2015 Taylor Devices, Inc. Stock Option Plan (incorporated by reference to Appendix B to Taylor Devices, Inc. Proxy Statement dated September 10, 2015, Commission File No. 0‑3498).
4.2	Summary of Stock Option Grant.
5	Opinion of Barclay Damon, LLP regarding legality of Common stock being registered.
23.1	Consent of Lumsden & McCormick, LLP
23.2	Consent of Barclay Damon, LLP (included in their Opinion filed as Exhibit 5).

Item 9.         Undertakings

              A.                    The undersigned Company hereby undertakes:

                           (a)        To file, during any period in which the Company offers or sells securities, a post‑effective amendment to this Registration Statement, to include any additional or changed material information on the plan of distribution.

                           (b)        For determining liability under the Securities Act, to treat each post‑effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

                           (c)        To file a post‑effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

              B.                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Tonawanda, State of New York, on the 23rd day of October 2015.

                                                                                                                                                                          TAYLOR DEVICES, INC.

By:	/s/Douglas P. Taylor Douglas P. Taylor, President, Chief Executive Officer and Director (Principal Executive Officer)
And
By:	/s/Mark V. McDonough Mark V. McDonough, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

                          Each person whose signature appears below constitutes and appoints Douglas P. Taylor his attorney‑in‑fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney‑in‑fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

                          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature
/s/ Randall L. Clark Randall L. Clark, Director Date: October 23, 2015	/s/ Richard G. Hill Richard G. Hill, Director Date: October 23, 2015
/s/ Reginald B. Newman II Reginald B. Newman II, Director Date: October 23, 2015	/s/ John Burgess John Burgess, Director Date: October 23, 2015